                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                         Date of Report: July 19, 2000
                (Date of earliest event reported: July 11, 2000)


                         EL PASO ENERGY PARTNERS, L.P.
             (Exact name of registrant as specified in the charter)


          Delaware                    1-11680              76-0396023
(State or other jurisdiction  (Commission File Number)  (I.R.S. Employer
      of incorporation)                                 Identification No.)


                            El Paso Energy Building
                             1001 Louisiana Street
                              Houston, Texas 77002
              (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code (713) 420-2131

Item 5.  Other Events.


         On July 11, 2000, we entered into a letter of intent to acquire the salt dome natural gas storage businesses of Crystal Gas Storage, Inc., a subsidiary of El Paso Energy Corporation. In exchange for these businesses, we would issue to Crystal $170 million, subject to adjustment, of Series B 10% Cumulative Redeemable Preference Units.

         Crystal's gas storage businesses include the Petal and Hattiesburg natural gas storage facilities located in Mississippi. These facilities are well situated to serve the Northeast, Mid-Atlantic and Southeast natural gas markets. On a combined basis, these storage facilities currently have a natural gas working capacity of 6.7 billion cubic feet, or Bcf, and are capable of delivering in excess of 670 million cubic feet per day of natural gas into three interstate pipelines, including pipelines owned by Koch Gateway Pipeline, Transcontinental Gas Pipeline and an affiliate of El Paso Energy, Tennessee Gas Pipeline. A 6.8 Bcf expansion is underway at these facilities, all of which is contractually dedicated for the next 20 years to a subsidiary of the Southern Company, the largest producer of electricity in the United States. Each of the Petal and Hattiesburg facilities is capable of making deliveries at the high rates necessary to satisfy peaking requirements in the electric generation industry.

         The consummation of this acquisition is subject to customary conditions, including negotiating definitive agreements and obtaining approvals from third parties and applicable governmental authorities.

         This Current Report on Form 8-K provides pro forma condensed combined financial statements relating to our proposed acquisition of Crystal's storage businesses, audited financial statements of Crystal's storage businesses for the year ended December 31, 1999, and unaudited interim financial statements as of March 31, 2000, and for the quarters ended March 31, 2000 and 1999.

Item 7.  Financial Statements and Exhibits.

         (a)  Financial statements of business to be acquired.

                   FIRST RESERVE GAS COMPANY AND SUBSIDIARIES
                         PETAL GAS STORAGE COMPANY, AND
                     CRYSTAL PROPERTIES AND TRADING COMPANY



                         COMBINED FINANCIAL STATEMENTS
                     WITH REPORT OF INDEPENDENT ACCOUNTANTS
                               DECEMBER 31, 1999

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
El Paso Energy Partners, L.P.:


We have audited the accompanying combined balance sheet of First Reserve Gas Company and Subsidiaries, Petal Gas Storage Company, and Crystal Properties & Trading Company (the "Company") as of December 31, 1999, and the related combined income statement, combined statement of cash flows, and combined statement of stockholder's equity for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



/s/ KPMG LLP

Shreveport, Louisiana
March 17, 2000

                   FIRST RESERVE GAS COMPANY AND SUBSIDIARIES,
                         PETAL GAS STORAGE COMPANY, AND
                      CRYSTAL PROPERTIES & TRADING COMPANY

                             COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                         December 31
                                                                             1999

                                                                         ------------
                                  ASSETS

Current assets
    Cash and cash equivalents ...............................            $       512
    Accounts receivable .....................................                    953
    Prepaid expenses and other current assets................                    198
                                                                         -----------
          Total current assets ..............................                  1,663

Gas storage facilities.......................................                145,291
Less accumulated depreciation and amortization...............                (15,393)
                                                                         -----------
                                                                             129,898

Restricted debt securities...................................                  1,807
Other assets.................................................                    577
                                                                         -----------
                                                                               2,384
                                                                         -----------
          Total assets.......................................            $   133,945
                                                                         ===========

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities
    Current portion of long-term obligations.................            $     2,960
    Accounts payable.........................................                  2,150
    Accounts payable to parent, net..........................                  5,256
    Accrued expenses ........................................                  1,067
                                                                         -----------
          Total current liabilities..........................                 11,433

Long-term obligations........................................                 38,810

Deferred income taxes........................................                 20,564

Deferred revenue from sale of future contract receivables....                  2,847

Stockholder's equity
    Common stock.............................................                      2
    Additional paid-in capital...............................                 51,651
    Retained earnings........................................                  8,638
                                                                         -----------
          Total stockholder's equity.........................                 60,291
                                                                         -----------
          Total liabilities and stockholder's equity ........            $   133,945
                                                                         ===========


                   See notes to combined financial statements.

                  FIRST RESERVE GAS COMPANY AND SUBSIDIARIES,
                         PETAL GAS STORAGE COMPANY, AND
                      CRYSTAL PROPERTIES & TRADING COMPANY

                           COMBINED INCOME STATEMENT
                                 (IN THOUSANDS)



                                                                        Year Ended
                                                                     December 31, 1999
                                                                    ------------------
Gas storage revenues........................................            $     14,029
                                                                        ------------
Costs and expenses
    Operating expenses......................................                   3,021
    Depreciation and amortization...........................                   4,047
                                                                        ------------
                                                                               7,068
                                                                        ------------

Operating income............................................                   6,961

Other income................................................                     110
                                                                        ------------
Income before interest, taxes, and other expenses...........                   7,071

Interest, debt, and other expenses..........................                   3,626
                                                                        ------------
Income before provision for income taxes....................                   3,445

Provision for income taxes .................................                   1,181
                                                                        ------------
Net income..................................................            $      2,264
                                                                        ============


                   See notes to combined financial statements.

                   FIRST RESERVE GAS COMPANY AND SUBSIDIARIES,
                         PETAL GAS STORAGE COMPANY, AND
                      CRYSTAL PROPERTIES & TRADING COMPANY

                        COMBINED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                Year Ended
                                                                             December 31, 1999
                                                                          ----------------------
Cash flows from operating activities:
    Net income.......................................................          $    2,264
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Depreciation and amortization..............................               4,047
          Deferred income taxes......................................                (505)
          Decrease in accounts receivable............................                 754
          Increase in prepaid expenses and
             other assets............................................                (117)
          Decrease in accounts payable...............................                 (15)
          Increase in accrued expenses...............................                 106
          Other .....................................................                 204
                                                                               ----------
              Net cash provided by operating activities..............               6,738
                                                                               ----------

Cash flows from investing activities:
    Capital expenditures.............................................             (16,487)
    Other............................................................               2,105
                                                                               ----------
              Net cash used in investing activities..................             (14,382)
                                                                               ----------

Cash flows from financing activities:
    Decrease in deferred revenue from sale of future
       contract receivables .........................................              (5,384)
    Decrease in deferred revenue from forward sales..................              (6,389)
    Return of capital to Crystal Gas Storage, Inc. ..................              (6,400)
    Increase in taxes payable to parent..............................               1,369
    Increase in accounts payable to parent...........................               6,422
                                                                               ----------
              Net cash used in financing activities..................             (10,382)
                                                                               ----------

Net decrease in cash and cash equivalents............................             (18,026)

Cash and cash equivalents at beginning of year.......................              18,538
                                                                               ----------
Cash and cash equivalents at end of year.............................          $      512
                                                                               ==========
Supplemental cash flow information:
    Cash paid for interest...........................................          $    2,962
                                                                               ==========
    Cash paid related to the amortization of discount
       on sale of future contract receivables ......................           $      460
                                                                               ==========
    Cash paid for income taxes.......................................          $      263
                                                                               ==========


                  See notes to combined financial statements.

                  FIRST RESERVE GAS COMPANY AND SUBSIDIARIES,
                         PETAL GAS STORAGE COMPANY, AND
                      CRYSTAL PROPERTIES & TRADING COMPANY

                   COMBINED STATEMENT OF STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                                 Additional                                Total
                                               Common              Paid-In         Retained            Stockholder's
                                               Stock               Capital         Earnings               Equity
                                               ------              -------         --------               ------

Balance at January 1, 1999.................  $      2      $         58,051     $       6,374           $    64,427
   Return of capital to Crystal Gas
      Storage, Inc.........................         -                (6,400)                -                (6,400)
   Net income..............................         -                     -             2,264                 2,264
                                            ---------      ----------------         ---------           -----------
Balance at December 31, 1999...............  $      2      $         51,651     $       8,638           $    60,291
                                             ========      ================     =============           ===========













                   See notes to combined financial statements.

First Reserve Gas Company and subsidiaries,
Petal Gas Storage Company, and
Crystal Properties & Trading Company
Notes to Combined Financial Statements
December 31, 1999

NOTE A - ORGANIZATION AND BASIS OF PRESENTATION

         First Reserve Gas Company and subsidiaries (First Reserve Gas), Petal Gas Storage Company (Petal), and Crystal Properties & Trading Company (Crystal Properties & Trading), are known collectively as the Company. The Company is primarily engaged in the ownership and operation of two natural gas storage facilities located near Hattiesburg, Mississippi, which serve the Northeast, Mid-Atlantic and Southeast natural gas markets. The Hattiesburg facility is operated as a regulated utility under the jurisdiction of the Mississippi Public Service Commission and the Petal facility is subject to federal regulation by the Federal Energy Regulatory Commission (FERC).

         On October 15, 1999, the parent of the Company, Crystal Gas Storage Inc. (Crystal), entered into a merger agreement with El Paso Energy Corporation (El Paso Energy). The merger was completed in January 2000.

         The combined financial statements are presented on a carved-out basis and include only those historical results of operations and assets and liabilities directly related to the Company. These statements have been prepared from the Company's and Crystal's historical accounting records, and all material intercompany accounts and transactions have been eliminated. Overhead costs were allocated based on a specific identification of Crystal's administrative costs attributable to the Company. The allocated costs are included in operating expenses in the combined income statement. Management believes that the allocation methodology is reasonable.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Cash and Cash Equivalents - Short-term investments purchased with an original maturity of three months or less are considered cash equivalents.

         Depreciation and Amortization - Depreciation of gas storage facilities and equipment is computed using the straight-line method over the estimated useful lives of the assets, which range from 20 to 40 years. The gas storage facilities classification also includes approximately $8.0 million of intangible assets associated with the value assigned to certain gas storage contracts when First Reserve Gas was acquired in 1995. These contracts, which expire in 2005, are amortized using the straight-line method over the term of the contracts.

         Long-Lived Assets - The Company evaluates long-lived assets on a specific basis or in groups of similar assets, as applicable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If these net cash flows are less than the asset's carrying value, the asset is considered to be impaired. The impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets based on discounted cash flows. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There is no impairment in the carrying value of long-lived assets for the year ended December 31, 1999.

         Revenue Recognition - Gas storage revenues consist primarily of fixed rental fees for gas storage capacity and are recognized and due during the month in which the space is reserved for the customer, regardless of how much space is actually used. Interruptible revenues, which are generated by providing excess storage capacity, are variable in nature and are recognized when the service is provided.

         Income Taxes - The Company is included in the consolidated federal income tax return of its parent. The tax allocation agreement requires the Company to calculate federal income tax expense on a stand-alone basis with the exception of the tax impact of the sale of future contract receivables. Under the Company's note agreement governing its 8.12% Secured Guaranteed Notes, First Reserve Gas's settlement of its tax obligations may not be paid while the notes are outstanding.

         Business Segments - The Company is only involved in the operation of natural gas storage facilities. Therefore, no segment disclosures are included in these combined financial statements.

         Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reporting of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities that exist at the date of the financial statements. Actual results could differ from those estimates.

         Natural Gas Imbalances - The Company maintains operating balancing agreements with pipeline companies transporting natural gas into its storage facilities to account for differences between the volumes injected into or withdrawn from the storage facility through the pipelines and the volumes nominated for the customers utilizing the storage facility. A payable or receivable to or from the pipeline companies is recorded for the over or under delivery of natural gas and the level of base natural gas in the storage facility is adjusted. The imbalances are settled with the pipelines through the exchange of volumes in-kind or cash.

NOTE C - DEFERRED REVENUE FROM SALE OF FUTURE CONTRACT
RECEIVABLES

         In 1995, certain subsidiaries of First Reserve Gas sold their right to receive payments on firm storage contract receivables generated from the operation of the Hattiesburg gas storage facility from the date of the sale agreement to June 30, 2000. The receivables were sold to a trust in which the Company had a 47.3 percent ownership interest. Proceeds from the sale were $42.7 million, which represented a gross sales price of $50.6 million, discounted at an annualized discount of 7.52 percent during the contract period.

         The receivables sold under the agreement are secured by substantially all of the assets of First Reserve Gas and its subsidiaries, including the Hattiesburg facility and its storage contracts, but excluding the receivables generated from the operation of this facility after June 30, 2000. The net proceeds from the sale of receivables were classified for accounting purposes as deferred revenue from sale of future contract receivables and are being recognized over the period during which the receivables are generated. The balance of deferred revenue from the sale of future contract receivables was approximately $2.8 million as of December 31, 1999 and will be fully amortized in 2000. The discount between the funds received on the sale and the scheduled payments thereunder, and the related deferred cost on the transaction, are being amortized using the interest method over the life of the agreement based on the discount rate applied in determining the sale price of the receivables. This amortization is recorded as amortization of discount on sale of future contract receivables. For 1999, approximately $436,000 was expensed for the amortization of discount on sale of future contract receivables. This charge is included in interest, debt, and other expenses in the combined income statement.

         At December 31, 1999, the Company has $1.8 million of investments in debt securities. These securities, which were deposited into a trust account to collateralize the Company's obligations under its sale of future contract receivables, are classified on the balance sheet as restricted debt securities. The estimated fair value of these investments approximates their amortized cost, and therefore, unrealized gains or losses as of December 31, 1999, are not significant.

         Prior to 1999, Crystal Properties & Trading maintained certain forward sales contracts of oil and natural gas with a third party. The decrease in deferred revenue from forward sales included in the combined statement of cash flows for the year ended December 31, 1999, represents the final settlement of obligations under these forward sale arrangements.

NOTE D - LONG-TERM OBLIGATIONS

                                                             December 31, 1999
                                                            -------------------
                                                               (In thousands)

 8.12% Secured guaranteed notes, due in monthly
    amounts from July 2000 through July 2005                     $  36,474
 Obligation to parent for federal income taxes                       5,296
                                                                 ---------
                                                                    41,770
  Less current portion                                              (2,960)
                                                                 ---------
  Total long-term obligations                                    $  38,810
                                                                 =========


         The terms of the 8.12 percent secured guaranteed notes provide for the payment of interest only through June 30, 2000, at which time the principal is to be amortized over the remaining life of the notes. The interest method is used to amortize the deferred costs related to the issuance of this long-term debt. The notes, which are without recourse to the Company's parent, are secured by substantially all of First Reserve Gas's assets, including the Hattiesburg facility and its storage contracts, as well as certain accounts receivable to be generated after June 30, 2000. A $1.5 million irrevocable letter of credit is outstanding to support certain obligations with respect to the outstanding notes. This letter of credit expires on November 21, 2000.

         Under the terms of these notes, First Reserve Gas is also subject to various restrictions on the distribution of assets to its parent, including non payment of dividends, the funding of any current tax liability, and the settlement of long-term obligations until the full repayment of the notes.

         In connection with the merger of Crystal with El Paso Energy, First Reserve Gas redeemed all of its outstanding notes on March 6, 2000, for approximately $37.5 million. El Paso Energy provided First Reserve Gas with the necessary funds.

NOTE E - PROVISION FOR INCOME TAXES

       The components of the provision for income taxes for the year ended December 31, 1999, are as follows (in thousands):

                  Current:
                     Federal                                 $  1,441
                     State                                        245
                  Deferred:
                     Federal                                     (505)
                                                             --------
                                                             $  1,181
                                                             ========

       Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax liabilities and assets at December 31, 1999, are as follows (in thousands):

                  Deferred tax liabilities                   $ (21,133)
                  Deferred tax assets                            1,003
                  Valuation allowance                             (434)
                                                             ---------

                  Net deferred tax liability                 $ (20,564)
                                                             =========

       Deferred tax liabilities result principally from the different cost bases, depreciation methods, and estimated useful lives on gas storage facilities and equipment for financial reporting and income tax purposes. Deferred tax assets at December 31, 1999, resulted primarily from alternative minimum tax credits.

       In connection with the acquisition of First Reserve Gas in 1995, the Company's parent was able to utilize its available net operating loss to offset the portion of its taxable income generated by the sale of future contract receivables of approximately $43.0 million. In accordance with Crystal's tax allocation policy and the indenture relating to First Reserve Gas' notes, it is not intended for First Reserve Gas to fund the current tax liability associated with this transaction. Accordingly, the tax effect of utilizing Crystal's net operating loss and the resulting deductible temporary difference have been netted for purposes of presentation in the accompanying notes and combined financial statements.

      A reconciliation of the "expected" federal income tax expense, based on a statutory rate of 34 percent of pretax accounting income to actual tax expense for the year ended December 31, 1999, follows (in thousands):




              Expected federal income tax expense              $  1,172
              State taxes (net of federal benefit)                  161
              Other                                                (152)
                                                               --------

              Income tax expense                               $  1,181
                                                               ========


NOTE F - COMMITMENTS AND CONTINGENCIES

        On May 7, 1999, Petal entered into an agreement with a subsidiary of the Southern Company to provide salt cavern peaking firm storage with up to 700,000 million british thermal units, or MMbtu, per day of withdrawal capacity and up to 350,000 MMBtu per day of injection capacity with receipt and delivery points to be on Transcontinental Gas Pipeline, Southern Natural Gas Pipeline, Koch Gateway Pipeline and Destin Pipeline. The 20 year agreement is subject to certain conditions precedent including FERC approval, construction of certain facilities and satisfactory financing for the project. The pricing for the storage service was negotiated based on market based rates.

        In March 1999, the Company obtained authorization from the FERC to expand the capacity of its Petal storage facility by drilling, leaching, and developing a second underground salt dome cavern. In September 1999, the Company applied for, and subsequently received, authorization to expand both caverns. The Company has also applied to obtain authorization to construct, install, operate and maintain certain pipeline, compression and other equipment related to the expansion of the gas storage facility. As of December 31, 1999, the Company has incurred capital expenditures of approximately $13.6 million related to the expansion of the facility.

        On November 23, 1999, the Company's parent entered into a credit agreement with a bank, which provided for a revolving credit facility. The outstanding borrowings are secured by substantially all of the assets of Petal including its natural gas storage facility and certain natural gas storage contracts. As of December 31, 1999, the Company's parent had outstanding borrowings of $2.0 million under the facility. On January 5, 2000, and pursuant to the merger with El Paso Energy, El Paso Energy prepaid the outstanding borrowings and terminated the facility.

NOTE G - COMBINED SHAREHOLDER'S EQUITY

        On December 31, 1999, First Reserve Gas had 10,000 shares of $.01 par value common stock authorized and 973 shares issued and outstanding. Its paid-in capital and retained earnings were $19.1 million and $8.4 million, respectively. On December 31, 1999, Petal had 1,000 shares of $1 par value common stock authorized of which 1,000 shares were outstanding. Its additional paid-in capital and retained earnings were $29.0 million and $1.1 million, respectively. On December 31, 1999, Crystal Properties & Trading had 1,000 authorized shares of $1 par value common stock of which, 1,000 shares were outstanding. Its additional paid-in capital and accumulated deficit for the period were $3.6 million and $0.9 million, respectively.

NOTE H - CONCENTRATION OF CREDIT RISK


         Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivables. The Company's operating revenues are derived principally by providing firm gas storage capacity to eleven customers under 15-year contracts expiring in 2005 and another customer under a five year contract expiring in 2001. These customers consist of eight local natural gas distribution companies, one major natural gas producer and three natural gas marketers. The concentration of credit risk in a relatively small number of customers in the natural gas industry affects the Company's overall exposure to credit risk because customers may be similarly affected by changes in economic and other conditions. The Company monitors its outstanding receivables to ascertain the timely collection of payments from its customers.

         During 1999, three customers accounted for $2.3 million (16.5 percent), $2.1 million (15 percent) and $1.9 million (13.5 percent) of total revenues. No other customer accounted for more than 10 percent of total revenues during the year ended December 31, 1999.

NOTE I - FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following table presents the carrying amounts and estimated fair values of certain of the Company's financial instruments at December 31, 1999 (in thousands):

                                                     Carrying       Fair
                                                      Amount        Value
                                                     --------------------

Long-term obligations,
  including current maturities                       $ 36,474    $ 36,612
                                                     ========    ========
Deferred revenue from sale of
  future contract receivables                        $  2,847    $  2,847
                                                     ========    ========

         The Company used the following methods and assumptions in determining the fair values of its financial instruments:

         Current and Long-Term Obligations: The fair value of the secured guaranteed notes approximates its fair value, which is estimated using the discounted cash flow method based on borrowing rates for similar types of financing arrangements.

         Deferred Revenue from Sale of Future Contract Receivables: The carrying amount of deferred revenue from sale of future contract receivables reflects the net proceeds from the sale of the Hattiesburg receivables. The fair value of the receivables sold is estimated using the discounted cash flow method based on the discount rate for similar types of arrangements.


         Off-balance-sheet instruments: Fair values for the Company's letter of credit contracts are based on costs which would be incurred to terminate existing agreements and enter into new agreements for similar amounts, expiration dates and counterparties' credit standing. Such estimated fair value approximates the carrying amount of the obligation for fees related to letters of credit.

        The carrying amounts of restricted cash, accounts receivable, accounts payable and accrued expenses approximate their fair value due to the short-term nature of these instruments.

NOTE J - EMPLOYEE BENEFIT PLANS

        Eligible employees of the Company can participate in a retirement savings plan sponsored by the Company's parent. The plan allows participants to defer a portion of their income through contributions to the plan pursuant to section 401(k) of the Internal Revenue Code. The Company provides a matching contribution equivalent to 50 percent of each participant's contribution not exceeding 6 percent of annual employee compensation with amounts being vested at a rate of 20 percent for each year of employment. The Company is proportionally allocated costs for the administration of the plan. On January 5, 2000 the plan was merged into El Paso Energy's Savings Plan following the consummation of the merger with El Paso Energy. The participants in the plan became fully vested with respect to the Company's matching contribution as the El Paso Energy Savings Plan provides for immediate vesting of the employer's matching contribution.

NOTE K - TRANSACTIONS WITH RELATED PARTIES

        The transactions with related parties include amounts paid to the Company's parent for reimbursement of expenditures incurred on its behalf for the operation of the natural gas storage facilities, expansion of the storage facilities, and for the allocation of general and administrative expenses. In addition, Federal Reserve Gas has a long-term obligation to its parent as a result of the allocation of federal income taxes under a tax sharing agreement. This long-term obligation is non-interest bearing.

        The Company participates in an entity-wide cash management program with its parent. As of December 31, 1999, the Company had an account payable to its parent of $5.3 million. The majority of the payable represents costs in connection with the expansion project at the Petal facility.

        For the year ended December 31, 1999, the Company was charged $533,000 for general and administrative expenses incurred on its behalf by its parent. The Company was also allocated federal income tax expense of $1.4 million for the year ended December 31, 1999.

        As a result of the final settlement of obligations under Crystal Properties & Trading's forward sales contracts in 1999, Crystal Properties & Trading returned $6.4 million of capital to its parent, Crystal.

        In connection with Crystal's merger with El Paso Energy, El Paso Energy contributed capital of $10.6 million to the Company to repay the intercompany payables owed to Crystal.

NOTE L - SUBSEQUENT EVENTS (UNAUDITED)

        In July 2000, Crystal entered into a letter of intent for the Company to be acquired by El Paso Energy Partners, L.P. El Paso Energy owns the general partner of, and an effective 34.5 percent interest in, El Paso Energy Partners.

        As of July 1, 2000, the Company's restricted cash balances were no longer restricted as a result of the expiration of the Company's forward sale of its receivables.

        In connection with the acquisition of the Company's parent by El Paso Energy, each of the legal entities that comprised the Company's operations, First Reserve Gas Company and Subsidiaries, Petal Gas Storage Company, and Crystal Properties and Trading Company, were converted to limited liability companies and are now treated as partnerships for book and income tax purposes.

                   FIRST RESERVE GAS, L.L.C. AND SUBSIDIARIES
                           PETAL GAS STORAGE, L.L.C.
                      CRYSTAL PROPERTIES & TRADING, L.L.C.


                     COMBINED INTERIM FINANCIAL STATEMENTS
                                 MARCH 31, 2000

                  FIRST RESERVE GAS, L.L.C. AND SUBSIDIARIES,
                         PETAL GAS STORAGE, L.L.C, AND
                      CRYSTAL PROPERTIES & TRADING, L.L.C.

                             COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                   March 31,    |   December 31,
                                                                     2000       |      1999
                                                                  -----------   |   ------------
                                                                  Post-merger   |   Pre-merger
                                                                   Combined     |    Combined
                                                                  (Unaudited)   |
                                                                                |
                                  ASSETS                                        |
                                                                                |
Current assets                                                                  |
    Cash and cash equivalents ...............................      $        8   |   $      512
    Accounts receivable .....................................           1,296   |          953
    Prepaid expenses and other current assets ...............              --   |          198
                                                                   ----------   |   ----------
          Total current assets ..............................           1,304   |        1,663
                                                                                |
Gas storage facilities.......................................         170,467   |      145,291
Less accumulated depreciation and amortization...............          (1,327)  |      (15,393)
                                                                   ----------   |   ----------
                                                                      169,140   |      129,898
                                                                                |
Restricted debt securities...................................           1,808   |        1,807
Other assets ................................................              --   |          577
                                                                   ----------   |   ----------
                                                                        1,808   |        2,384
                                                                   ----------   |   ----------
          Total assets.......................................      $  172,252   |   $  133,945
                                                                   ==========   |   ==========
                                                                                |
                            LIABILITIES AND EQUITY                              |
                                                                                |
Current liabilities                                                             |
    Current portion of long-term obligations ................      $       --   |   $    2,960
    Accounts payable.........................................             256   |        2,150
    Accounts payable to parent, net ........................               --   |        5,256
    Accrued expenses ........................................             157   |        1,067
                                                                   ----------   |   ----------
          Total current liabilities..........................             413   |       11,433
                                                                                |
Long-term obligations ........................................             --   |       38,810
                                                                                |
Deferred income taxes .......................................              --   |       20,564
                                                                                |
Deferred revenue from sale of future contract receivables....           1,436   |        2,847
                                                                                |
Stockholder's equity ........................................              --   |       60,291
                                                                                |
Member's interest............................................         170,403   |           --
                                                                   ----------   |   ----------
          Total liabilities and equity ......................      $  172,252   |   $  133,945
                                                                   ==========   |   ==========





               See note to combined interim financial statements.

                   FIRST RESERVE GAS, L.L.C. AND SUBSIDIARIES,
                         PETAL GAS STORAGE, L.L.C., AND
                      CRYSTAL PROPERTIES & TRADING, L.L.C.

                           COMBINED INCOME STATEMENTS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                 Three Months Ended  |  Three Months Ended
                                                                   March 31, 2000    |    March 31, 1999
                                                                 ------------------  |  ------------------
                                                                     Post-merger     |      Pre-merger
                                                                      Combined       |       Combined
                                                                                     |
Gas storage revenues........................................        $     3,427      |      $      3,591
                                                                    -----------      |      ------------
Costs and expenses                                                                   |
    Operating expenses......................................              1,178      |               686
    Depreciation and amortization...........................              1,327      |             1,002
                                                                    -----------      |      ------------
                                                                          2,505      |             1,688
                                                                    -----------      |      ------------
                                                                                     |
Operating income............................................                922      |             1,903
                                                                                     |
Other income................................................                 77      |               207
                                                                    -----------      |      ------------
Income before interest, taxes and other expenses............                999      |             2,110
                                                                                     |
Interest, debt and other expenses...........................                596      |               964
                                                                    -----------      |      ------------
Income before provision for income taxes....................                403      |             1,146
                                                                                     |
Provision for Income taxes..................................                 --      |               439
                                                                    -----------      |      ------------
Net income..................................................        $       403      |      $        707
                                                                    ===========      |      ============


               See note to combined interim financial statements.

                   FIRST RESERVE GAS COMPANY AND SUBSIDIARIES,
                         PETAL GAS STORAGE COMPANY, AND
                      CRYSTAL PROPERTIES & TRADING COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                         Three Months Ended      |       Three Months Ended
                                                                           March 31, 2000        |         March 31, 1999
                                                                       ----------------------    |     ----------------------
                                                                             Post-merger         |            Pre-merger
                                                                              Combined           |             Combined
                                                                                                 |
Cash flows from operating activities:                                                            |
    Net income.......................................................       $      403           |            $      707
    Adjustments to reconcile net income to net cash                                              |
       provided by (used in) operating activities:                                               |
          Depreciation and amortization..............................            1,327           |                 1,002
          Deferred income taxes......................................               --           |                   330
          (Increase) decrease in accounts receivable.................             (343)          |                   869
          Decrease in prepaid expenses and other assets..............              198           |                    61
          Decrease in accounts payable...............................             (969)          |                   (74)
          Increase (decrease) in accrued expenses....................               11           |                  (232)
          Other......................................................               --           |                    55
                                                                            ----------           |            ----------
              Net cash provided by operating activities..............              627           |                 2,718
                                                                            ----------           |            ----------
                                                                                                 |
Cash flows from investing activities:                                                            |
    Capital expenditures.............................................             (467)          |                  (948)
    Other............................................................               --           |                 2,105
                                                                            ----------           |            ----------
              Net cash provided by (used in) investing activities....             (467)          |                 1,157
                                                                            ----------           |            ----------
                                                                                                 |
Cash flows from financing activities:                                                            |
    Capital contribution from parent.................................           48,766           |                    --
    Retirement of long term debt.....................................          (37,468)          |                    --
    Decrease in deferred revenue from sale of future                                             |
       contract receivables..........................................           (1,410)          |                (1,308)
    Decrease in deferred revenue from forward sales..................               --           |                (6,389)
    (Decrease) increase in accounts payable and                                                  |
       taxes payable to parent.......................................          (10,552)          |                 1,198
                                                                            ----------           |            ----------
              Net cash used in financing activities..................             (664)          |                (6,499)
                                                                            ----------           |            ----------
                                                                                                 |
Net decrease in cash and cash equivalents............................             (504)          |                (2,624)
                                                                                                 |
Cash and cash equivalents at beginning of periods....................              512           |                18,538
                                                                            ----------           |            ----------
Cash and cash equivalents at end of periods..........................       $        8           |            $   15,914
                                                                            ==========           |            ==========
Supplemental cash flow information:                                                              |
    Cash paid for interest...........................................       $      740           |            $      740
                                                                            ==========           |            ==========
    Cash paid related to the                                                                     |
       amortization of discount                                                                  |
       on sale of future contract                                                                |
       receivables...................................................       $       42           |            $      171
                                                                            ==========           |            ==========
    Cash paid for income taxes.......................................       $       --           |            $       88
                                                                            ==========           |           ===========



               See note to combined interim financial statements.

                  FIRST RESERVE GAS, L.L.C. AND SUBSIDIARIES,
                         PETAL GAS STORAGE, L.L.C., AND
                      CRYSTAL PROPERTIES & TRADING, L.L.C.

                          COMBINED STATEMENT OF EQUITY
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                                            Additional                     Total
                                              Member's   |    Common         Paid-In      Retained     Stockholder's
                                              Interest   |    Stock          Capital      Earnings        Equity
                                             ---------   |   --------       ----------    --------     -------------
                                                         |
Pre-merger Combined:                                     |
  Balance at December 31, 1999.............              |   $      2        $ 51,651     $  8,638       $  60,291
Post-merger Combined:                                    |
  Elimination of former balances...........              |         (2)        (51,561)      (8,638)        (60,291)
  Impact of acquisition and conversion to                |
    limited liability company .............  $ 121,234   |
  Capital contributions....................     48,766   |
  Net income...............................        403   |
                                             ---------   |   --------        --------     --------       ---------
Balance at March 31, 2000..................  $ 170,403   |   $     --        $     --     $     --       $      --
                                             =========   |   ========        ========     ========       =========













               See note to combined interim financial statements.

First Reserve Gas L.L.C. and Subsidiaries,
Petal Gas Storage L.L.C., and
Crystal Properties and Trading L.L.C.
Note to Combined Interim Financial Statements

NOTE A - BASIS OF PRESENTATION (UNAUDITED)

     The interim combined financial statements as of and for the three month period ended March 31, 2000, include the combined accounts of First Reserve Gas L.L.C. and Subsidiaries, Petal Gas Storage L.L.C., and Crystal Properties and Trading L.L.C., all entities related through common ownership and management. The combined balance sheet as of December 31, 1999, and the interim combined financial statements for the three month period ended March 31, 1999, include the combined accounts of First Reserve Gas Company and Subsidiaries, Petal Gas Storage Company, and Crystal Properties and Trading Company, all entities related through common ownership and management. Collectively, and respectively, these combined entities are referred to as the Company.

     In January 2000, Crystal Gas Storage, Inc., the parent of the Company, was acquired by El Paso Energy Corporation, or El Paso Energy, in a transaction accounted for as a purchase. In connection with this merger, a new basis of reporting was established for the legal entities that comprised the Company's operations. This new basis of reporting has been reflected in the interim combined financial statements by separating, through the use of a line, those statements prior to the change in reporting (pre-merger combined) from those statements following the change (post-merger combined).

     In the merger transaction, El Paso Energy undertook the following actions:

     o The common stock of the combined company was cancelled and the corresponding stockholder's equity accounts were eliminated.

     o The acquired businesses were converted into limited liability companies for book and income tax purposes. As a result, a new category of equity, members's interest, was created. The value assigned to member's interest was $121.2 million, consisting of $100.6 million based on the fair value of the Company's assets and liabilities at the acquisition date and $20.6 million related to the deferred income taxes assumed by the Company's parent upon the limited liability company formation.

     Also, during the first quarter of 2000, the Company's parent contributed $48.8 million to the Company to pay off its long-term notes and settle its intercompany account and tax payables.

     These interim combined financial statements include the elimination of all intercompany accounts and transactions. The balance sheet as of December 31, 1999 has been derived from the audited financial statements. In addition, adjustments which, in the opinion of the respective management of these entities, are of a normal, recurring nature, have been made to fairly present the interim results of operations. However, information for interim periods may not necessarily be indicative of the results of operations for the entire year due to the seasonal nature of these businesses. Furthermore, the adjustments made related to El Paso Energy's acquisition of the Company and the conversion to limited liability companies, cause certain relationships in the interim financial statements for the three months ended March 31, 2000 and March 31, 1999 to not be comparable.

     While the basis of presentation of these statements has changed for the reasons discussed above, the accounting policies which govern the preparation and presentation of assets, liabilities and cash flows in these interim financial statements are consistent with those accounting policies used in the annual audited financial statements of the Company. For a further discussion of those policies, as well as a discussion of matters impacting the Company's financial position, results of operations, and cash flows, readers should also refer to the annual audited financial statements of the Company included in this Current Report on Form 8-K.

     In July 2000, the Company's parent entered into a letter of intent for the Company to be acquired by El Paso Energy Partners L.P. El Paso Energy owns the general partner of, and an effective 34.5 percent ownership interest in, El Paso Energy Partners.

             (b)  Pro forma financial information.

         Presented below are the unaudited pro forma condensed combined financial statements reflecting our proposed purchase of the natural gas storage businesses of Crystal Gas Storage, Inc. This information is included to give you a better understanding of what our combined results of operations and financial position may have looked like had this acquisition occurred earlier. The unaudited pro forma condensed combined income statement for the three months ended March 31, 2000, and for the year ended December 31, 1999 assumes this transaction occurred January 1, 1999. The unaudited pro forma condensed combined balance sheet assumes this acquisition occurred on March 31, 2000.

         These pro forma statements reflect the acquisition of these storage businesses using the purchase method of accounting. In this proposed pro forma transaction, we will issue $170 million of Series B 10% Cumulative Redeemable Preference Units to fund the acquisition. The values we assigned in these statements to the assets and liabilities acquired are based upon our preliminary estimates of their fair value. As a result, these preliminarily allocated values may change. However, we believe that the unaudited pro forma adjustments and the underlying assumptions reasonably present the significant effects of the transaction. In addition, we will undertake studies of the fair value of the acquired assets and liabilities and will revise, if necessary, purchase accounting adjustments upon completion of these studies.

         In addition to the information on our Crystal acquisition, we have added income statement information related to our March 2000 acquisition of El Paso Intrastate - Alabama, Inc., or EPIA, for $26.5 million. We accounted for the acquisition of EPIA as a purchase and funded the acquisition by borrowing under our credit facility. These pro forma condensed combined income statements assume the acquisition of EPIA occurred on January 1, 1999. We have added this information to provide you with a better understanding of the impact of both acquisitions on our historical income statements.

         Accounting policy differences and intercompany balances between us and the acquired companies have been determined to be immaterial and, accordingly, these financial statements have not been adjusted for those differences.

         The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of what our operating results or financial position would have been had the transactions been consummated earlier, nor are they indicative of our future operating results or financial position. The unaudited pro forma condensed combined financial statements do not give effect to any operating efficiencies or cost savings that may result from our integration of the operations of these acquired companies.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2000
                                 (IN THOUSANDS)

                                                                          Crystal's
                                                        El Paso Energy   Gas Storage
                                                        Partners, L.P.   Businesses          Pro Forma
                                                          Historical     Historical         Adjustments      Pro Forma
                                                       ---------------   ------------    ----------------   ------------
                     Assets

Total current assets ...............................       $ 17,898      $  1,304          $     --           $ 19,202

Property and equipment, net ........................        397,951       169,140                --            567,091
Equity investments .................................        183,891            --           170,403 (a)        183,891
                                                                                           (170,403)(b)
Other noncurrent assets ............................         10,948         1,808                --             12,756
                                                           --------      --------          --------           --------
         Total assets ..............................       $610,688      $172,252          $     --           $782,940
                                                           ========      ========          ========           ========

      Liabilities and Partners' Capital

Total current liabilities ..........................       $ 15,849      $    413          $     --           $ 16,262
Notes payable ......................................        327,000            --                --            327,000
Long-term debt .....................................        175,000            --                --            175,000
Other noncurrent liabilities .......................         12,539         1,436                --             13,975
                                                           --------      --------           -------           --------
         Total liabilities .........................        530,388         1,849                --            532,237

Commitments and contingencies

Minority interest ..................................           (654)           --                --               (654)

Partners' capital...................................         80,954       170,403           170,403 (a)        251,357
                                                                                           (170,403)(b)

                                                           --------       --------          --------          --------
         Total liabilities and partners' capital ...       $610,688       $172,252          $    --           $782,940
                                                           ========       ========          ========          ========



 See notes to the unaudited pro forma condensed combined financial statements.

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                 (IN THOUSANDS)


                                                                                                  Pro Forma
                                                                     Crystal's                   Adjustments
                                      El Paso Energy                Gas Storage     Pro Forma      Crystal's
                                      Partners, L.P.     EPIA       Businesses     Adjustments    Gas Storage
                                       Historical     Historical    Historical        EPIA        Businesses         Pro Forma
                                     ---------------  ----------  -----------------  ---------- ---------------      ---------
Operating revenues ................  $        22,800  $    8,483  $          3,427    $   --    $           --      $  34,710
                                     ---------------  ----------  -----------------   ------    ---------------      ---------

Operating expenses
     Cost of gas sold..............               --       6,855                --        --                --          6,855
     Operation and maintenance ....            3,080         481             1,178        --                --          4,739
     Depreciation, depletion,
       and amortization ...........            6,476         667             1,327        --                --          8,470
                                     ---------------  ----------  ----------------    ------   ---------------      ---------
                                               9,556       8,003             2,505        --                --         20,064
                                     ---------------  ----------  ----------------    ------   ---------------      ---------
Operating income ..................           13,244         480               922        --                --         14,646
                                     ---------------  ----------  ----------------    ------   ---------------      ---------
Other .............................               82          --                77        --                --            159
                                     ---------------  ----------  ----------------    ------   ---------------      ---------

Income before interest, taxes
  and other expenses ..............           13,326         480               999        --                --         14,805

Interest, debt and
  other expenses ..................           11,380          --               596       490 (c)          (494)(d)     11,972

Income tax expense (benefit) ......               (3)       (458)               --      (198)(e)            --           (659)
Minority interest .................               10          --                --        --                --             10
                                     ---------------  ----------  ----------------    ------   ---------------      ---------
                                              11,387        (458)              596       292              (494)        11,323
                                     ---------------  ----------  ----------------    ------   ---------------      ---------

Net income ........................            1,939         938               403      (292)              494          3,482

Net income allocated to
  General Partner .................            3,232          --                --         6 (f)             9 (f)      3,247

Net income allocated to
  Series B unitholders ............               --                            --        --             4,250 (g)      4,250
                                     ---------------  ----------  ----------------    ------   ---------------      ---------

Net income (loss) available
  to common and preference
  unitholders .....................  $        (1,293) $      938  $            403    $ (298)  $        (3,765)     $  (4,015)
                                     ===============  ==========  ================    ======   ===============      =========

Basic and diluted net loss per
  common and preference unit ......  $         (0.05)                                                               $   (0.15)
                                     ===============                                                                =========
Basic and diluted average common
  and preference units
  outstanding .....................           27,029                                                                   27,029
                                     ===============                                                                =========










 See notes to the unaudited pro forma condensed combined financial statements.

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)


                                                                                                     Pro Forma
                                                               Crystal's                            Adjustments
                                El Paso Energy                Gas Storage       Pro Forma            Crystal's
                                Partners, L.P.     EPIA       Businesses       Adjustments          Gas Storage
                                  Historical    Historical    Historical           EPIA              Businesses         Pro Forma
                               ---------------  ----------  --------------   ---------------      ---------------     -------------
Operating revenues............ $        96,473  $   28,242  $       14,029   $            --      $            --     $     138,744
                               ---------------  ----------  --------------   ---------------      ---------------     -------------

Operating expenses
     Cost of gas sold.........              --      21,013              --                --                                 21,013
     Operation and
       maintenance............          22,402       3,092           3,021                --                   --            28,515
     Impairment charges.......              --       7,054              --                                                    7,054
     Depreciation, depletion,
       and amortization.......          30,630       3,335           4,047                10 (h)            1,346 (i)        39,368
                               ---------------  ----------  --------------   ---------------      ---------------     -------------
                                        53,032      34,494           7,068                10                1,346            95,950
                               ---------------  ----------  --------------   ---------------      ---------------     -------------

Operating income (loss).......          43,441      (6,252)          6,961               (10)              (1,346)           42,794
                               ---------------  ----------  --------------   ---------------      ---------------     -------------

Other income
     Gain on sales of assets..          10,103          --              --                --                   --            10,103
     Other....................             358          --             110                --                   --               468
                               ---------------  ----------  --------------   ---------------      ---------------     -------------
                                        10,461          --             110                --                   --            10,571
                               ---------------  ----------  --------------   ---------------      ---------------     -------------

Income (loss) before interest,
  taxes and other expenses....          53,902      (6,252)          7,071               (10)              (1,346)           53,365

Interest, debt and other
  expenses....................          35,323         202           3,626             2,245 (c)           (2,962)(d)        38,434

Income tax expense (benefit)..            (435)     (2,612)          1,181              (913)(e)           (1,181)(j)        (3,960)

Minority interest.............             197          --              --                                                      197
                               ---------------  ----------  --------------   ---------------      ---------------     -------------
                                        35,085      (2,410)          4,807             1,332               (4,143)           34,671
                               ---------------  ----------  --------------   ---------------      ---------------     -------------

Net income (loss).............          18,817      (3,842)          2,264            (1,342)               2,797            18,694

Net income allocated to
  General Partner.............          12,129          --              --               (52)(f)               51 (f)        12,128

Net income allocated to
  Series B unitholders........              --          --              --                --               17,000 (g)        17,000
                               ---------------  ----------  --------------   ---------------      ---------------     -------------

Net income (loss) available to
  common and preference
  unitholders................. $         6,688  $   (3,842) $        2,264   $        (1,290)     $       (14,254)    $     (10,434)
                               ===============  ==========  ==============   ===============      ===============     =============

Basic and diluted net income
  (loss) per common and
  preference unit............. $          0.26                                                                        $       (0.40)
                               ===============                                                                        =============

Basic and diluted average
  common and preference units
  outstanding.................          25,928                                                                               25,928
                               ===============                                                                        =============


 See notes to the unaudited pro forma condensed combined financial statements.

    NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(a) This entry represents the proposed acquisition of the storage businesses of Crystal Gas Storage, Inc. in exchange for Series B 10% Cumulative Redeemable Preference Units. The letter of intent provides for a purchase price of $170 million, subject to adjustment. The pro forma balance sheet is presented as though the purchase occurred on March 31, 2000, at which time working capital and other non-plant assets and liabilities were ($0.4) million.

(b) This entry represents the elimination of our investment in Crystal's gas storage businesses.

(c) This entry represents the increase in interest expense related to the additional borrowings related to our EPIA acquisition. The amount was calculated based on the interest rate on our revolving line of credit at December 31, 1999, which was approximately 9 percent.

(d) This entry represents a reduction of interest expense on Crystal's 8.12% secured guaranteed notes that were not assumed by us.

(e) This entry represents the income tax effect of the pro forma adjustments related to the EPIA acquisition assuming an effective tax rate of 40.5 percent.

(f) This entry represents the adjustment for income allocated to our General Partner as a result of our Crystal and EPIA acquisitions.

(g) This entry represents the allocation of income to the Series B unitholders resulting from the issuance of cumulative redeemable preference units in the Crystal acquisition.

(h) This entry represents amortization of excess purchase price recorded as a result of the EPIA acquisition. The adjustment was calculated based on a 20 year estimated life.

(i) This entry represents the additional depreciation expense associated with the preliminary allocation of purchase price to Crystal's gas storage facilities following our proposed acquisition. These facilities will be depreciated on a straight-line basis over their remaining useful lives, which is approximately 30 years.

(j) This entry represents the elimination of Crystal's income tax expense as a result of the conversion of Crystal's gas storage businesses to limited liability companies.

         (c) Exhibits.

             23       Independent accountant's consent.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        EL PASO ENERGY PARTNERS, L.P.

                                        By:       /s/ D. MARK LELAND
                                            ------------------------------------
                                                      D. Mark Leland
                                            Senior Vice President and Controller
                                               (Principal Accounting Officer)


Date: July 19, 2000

                                 EXHIBIT INDEX

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------
  23              Independent accountant's consent.